As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. ___-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Investors Real Estate Trust

(Exact name of registrant as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12 South Main Street
Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

_______________

Karin Wentz, Esq.
Associate General Counsel
10050 Crosstown Circle, Suite 105
Eden Prairie, MN  55344
(952) 401-6600
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Amy E. Dahl, Esq.
Fulbright & Jaworski, L.L.P.
2100 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-3796
(612) 321-2800

_______________

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.  [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.  [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered	Proposed maximum offering price(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares of Beneficial Interest, no par value	496,501 shares	$10.21	$5,069,275.21	$155.63

(1)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933, based on the average of the high and low sales prices for the Registrant’s Common Shares of Beneficial Interest, as reported on the NASDAQ Global Market on March 12, 2007, which was within five business days prior to the date of filing of this Registration Statement on Form S-3.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this Prospectus is not complete and may be changed.  The selling shareholders named in this prospectus may not sell the securities covered by this Prospectus until the Securities and Exchange Commission declares effective the registration statement of which this Prospectus is a part.  This Prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where such an offer or sale is not permitted.

Subject to Completion, Dated March 16, 2007

PROSPECTUS

Investors Real Estate Trust
496,501 Common Shares of Beneficial Interest

This prospectus relates to the possible issuance, from time to time, of up to 496,501 common shares of beneficial interest, no par value, to the holders of limited partnership units, or LP Units, of our operating partnership, IRET PROPERTIES, a North Dakota Limited Partnership, or IRET Properties. Our common shares are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. We may issue the common shares covered by this prospectus to the holders of LP Units to the extent that they redeem their LP Units and we elect to issue common shares in connection with such redemption. We may also elect to pay cash for redeemed LP Units in lieu of issuing common shares. We will not receive any proceeds from any common shares issued in exchange for the redemption of LP Units. The persons receiving common shares covered by this prospectus upon redemption of LP Units are referred to herein individually as a “selling shareholder,” and collectively as the “selling shareholders.”

This prospectus also relates to the offer and resale, from time to time, by the selling shareholders of the common shares covered by this prospectus. We will not receive any proceeds from the possible resale of common shares by any selling shareholder.

We are registering the common shares covered by this prospectus as required under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date. The registration of the common shares does not necessarily mean that any of the LP Units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the selling shareholders.

The selling shareholders may resell the common shares covered by this prospectus from time to time on the NASDAQ Global Market or such other national securities exchange or automated interdealer quotation system on which our common shares are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from such selling shareholders.

Our common shares are traded on the NASDAQ Global Market under the symbol “IRETS.” On March 12 2007, the last reported sale price of our common shares was $10.28 per share.  Our principal executive office is located at 12 South Main, Minot, North Dakota 58701, telephone number (701) 837-4738, facsimile number (701) 838-7785 and web site:  www.iret.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

The date of this Prospectus is __________ __, 2007.

________________

Page
About this Prospectus.............................................................................................................................................................	3
Risk Factors...............................................................................................................................................................................	3
IRET............................................................................................................................................................................................	12
No Proceeds to IRET................................................................................................................................................................	13
Selling Shareholders.................................................................................................................................................................	13
Plan of Distribution..................................................................................................................................................................	14
Description of Shares of Beneficial Interest.........................................................................................................................	15
Description of LP Units and Agreement of Limited Partnership of IRET Properties.....................................................	23
Redemption of LP Units...........................................................................................................................................................	26
Comparison of Ownership of LP Units and Common Shares............................................................................................	28
Material Tax Considerations...................................................................................................................................................	39
Legal Matters............................................................................................................................................................................	43
Experts........................................................................................................................................................................................	43
Where You Can Find More Information...............................................................................................................................	43
Incorporation of Certain Documents by Reference.............................................................................................................	44
Special Note Regarding Forward-Looking Statements.......................................................................................................	44

ABOUT THIS PROSPECTUS

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. Updated information may have been subsequently provided as explained in this prospectus under “Where You Can Find More Information” and “ Incorporation of Certain Documents by Reference.”

It is important for you to read and consider all of the information contained in this prospectus in making your decision to invest in our common shares. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” and “ Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

As used in this prospectus supplement, references to “we,” “our,” “us,” the “Company,” “IRET” and similar references are to Investors Real Estate Trust and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. References to “common shares” are to our common shares of beneficial interest, no par value. References to “Series A preferred shares” are to our 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value. References to “shares of beneficial interest” are to all of our shares of beneficial interest including, without limitation, our common shares, our Series A preferred shares and any other shares of beneficial interest that we may issue in the future.

RISK FACTORS

Risks Related to Our Properties and Business

Our performance and share value are subject to risks associated with the real estate industry.  Our results of operations and financial condition, the value of our real estate assets, and the value of an investment in us are subject to the risks normally associated with the ownership and operation of real estate properties.  These risks include, but are not limited to, the following material risks which, among others, may adversely affect the income generated by our properties:

•   downturns in national, regional and local economic conditions (particularly increases in unemployment);

•   competition from other commercial and multi-family residential properties;

•   local real estate market conditions, such as oversupply or reduction in demand for commercial and multi-family residential space;

•   changes in interest rates and availability of attractive financing;

•   declines in the economic health and financial condition of our tenants and our ability to collect rents from our tenants;

•   vacancies, changes in market rental rates and the need periodically to repair, renovate and re-lease space;

•   increased operating costs, including real estate taxes, state and local taxes, insurance expense, utilities, and security costs;

•   significant expenditures associated with each investment, such as debt service payments, real estate taxes and insurance and maintenance costs, which are generally not reduced when circumstances cause a reduction in revenues from a property;

•   weather conditions, civil disturbances, natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;  and

•   decreases in the underlying value of our real estate.

Our property acquisition activities subject us to various risks which could adversely affect our operating results. We have acquired in the past and intend to continue to pursue the acquisition of properties and portfolios of properties, including large portfolios that could increase our size and result in alterations to our capital structure.  Our acquisition activities and their success are subject to numerous risks, including, but not limited to, the following material risks:

•   even if we enter into an acquisition agreement for a property, it is subject to customary closing conditions, including completion of due diligence investigations, and we may be unable to complete that acquisition after making a non-refundable deposit and incurring other acquisition-related costs;

•   we may be unable to obtain financing for acquisitions on favorable terms or at all;

•   acquired properties may fail to perform as expected;

•   the actual costs of repositioning or redeveloping acquired properties may be greater than our estimates; and

•   we may be unable quickly and efficiently to integrate new acquisitions into our existing operations.

These risks could have an adverse effect on our results of operations and financial condition.

Acquired properties may subject us to unknown liabilities which could adversely affect our operating results. We may acquire properties subject to liabilities and without any recourse, or with only limited recourse against prior owners or other third parties, with respect to unknown liabilities.  As a result, if liability were asserted against us based upon ownership of these properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flows.  Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination; claims by tenants, vendors or other persons against the former owners of the properties; liabilities incurred in the ordinary course of business; and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Our geographic concentration in Minnesota and North Dakota may result in losses due to our significant exposure to the effects of economic and real estate conditions in those markets.  For the fiscal year ended April 30, 2006, we received approximately 73.4% of our gross revenue from properties in Minnesota and North Dakota.  As a result of this concentration, we are subject to substantially greater risk than if our investments were more geographically dispersed. Specifically, we are more significantly exposed to the effects of economic and real estate conditions in those particular markets, such as building by competitors, local vacancy and rental rates and general levels of employment and economic activity.  To the extent that weak economic or real estate conditions affect Minnesota and/or North Dakota more severely than other areas of the country, our financial performance could be negatively impacted.

If we are not able to renew leases or enter into new leases on favorable terms or at all as our existing leases expire, our revenue, operating results and cash flows will be reduced.  We may be unable to renew leases with our existing tenants or enter into new leases with new tenants due to economic and other factors as our existing leases expire or are terminated prior to the expiration of their current terms.  As a result, we could lose a significant source of revenue while remaining responsible for the payment of our obligations.  In addition, even if we were able to renew existing leases or enter into new leases in a timely manner, the terms of those leases may be less favorable to us than the terms of expiring leases, because the rental rates of the renewal or new leases may be significantly lower than those of the expiring leases, or tenant installation costs, including the cost of required renovations or concessions to tenants, may be significant.  If we are unable to enter into lease renewals or new leases on favorable terms or in a timely manner for all or a substantial portion of space that is subject to expiring leases, our revenue, operating results and cash flows will be adversely affected. As a result, our ability to make distributions to the holders of our shares of beneficial interest may be adversely affected. As of January 31, 2007, approximately 792,000 square feet, or 7.9% of our total commercial property square footage, was vacant.  Approximately 601 of our 8,938 apartment units, or 6.7%, were vacant. As of January 31, 2007, leases (including month-to-month leases) on approximately 7.6% of our total commercial segments leased net rentable square footage will expire in fiscal year 2007, 10.6% in fiscal year 2008, 12.0% in fiscal year 2009, 12.0% in fiscal year 2010, and 57.8% in fiscal year 2011.

We face potential adverse effects from commercial tenant bankruptcies or insolvencies.  The bankruptcy or insolvency of our commercial tenants may adversely affect the income produced by our properties.  If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord.  If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy.  A court, however, may authorize the tenant to reject and terminate its lease with us.  In such a case, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under a lease.  This shortfall could adversely affect our cash flow and results of operations.  If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments.  Under some circumstances, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount.  Additionally, without regard to the manner in which a lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as possibly lower rental rates reflective of declines in market rents.

Because real estate investments are generally illiquid, and various factors limit our ability to dispose of assets, we may not be able to sell properties when appropriate.  Real estate investments are relatively illiquid and, therefore, we have limited ability to vary our portfolio quickly in response to changes in economic or other conditions.  In addition, the prohibitions under the federal income tax laws on REITs holding property for sale and related regulations may affect our ability to sell properties.  Our ability to dispose of assets may also be limited by constraints on our ability to utilize disposition proceeds to make acquisitions on financially attractive terms, and the requirement that we take additional impairment charges on certain assets.  More specifically, we are required to distribute or pay tax on all capital gains generated from the sale of assets, and, in addition, a significant number of our properties were acquired using limited partnership units of IRET Properties, our operating partnership, and are subject to certain agreements which restrict our ability to sell such properties in transactions that would create current taxable income to the former owners.  As a result, we are motivated to structure the sale of these assets as tax-free exchanges.  To accomplish this we must identify attractive re-investment opportunities.  Recently, while capital market conditions have been favorable for dispositions, investment yields on acquisitions have been less attractive due to the abundant capital inflows into the real estate sector.  These considerations impact our decisions on whether or not to dispose of certain of our assets.

Inability to manage our rapid growth effectively may adversely affect our operating results. We have experienced significant growth in recent years, increasing our total assets from approximately $885.7 million at April 30, 2003, to $1,207.3 million at April 30, 2006, principally through the acquisition of additional real estate properties. Subject to our continued ability to raise equity capital and issue limited partnership units of IRET Properties and identify suitable investment properties, we intend to continue our acquisition of real estate properties. Effective management of this level of growth presents challenges, including:

•   the need to expand our management team and staff;

•   the need to enhance internal operating systems and controls;

•   increased reliance on outside advisors and property managers; and

•   the ability to consistently achieve targeted returns on individual properties.

We may not be able to maintain similar rates of growth in the future, or manage our growth effectively.  Our failure to do so may have a material adverse effect on our financial condition and results of operations and ability to make distributions to the holders of our shares of beneficial interest.

Competition may negatively impact our earnings. We compete with many kinds of institutions, including other REITs, private partnerships, individuals, pension funds and banks, for tenants and investment opportunities. Many of these institutions are active in the markets in which we invest and have greater financial and other resources that may be used to compete against us. With respect to tenants, this competition may affect our ability to lease our properties, the price at which we are able to lease our properties and the cost of required renovations or tenant improvements. With respect to acquisition and development investment opportunities, this competition may cause us to pay higher prices for new properties than we otherwise would have paid, or may prevent us from purchasing a desired property at all.

An inability to make accretive property acquisitions may adversely affect our ability to increase our operating income. From our fiscal year ended April 30, 2004, to our fiscal year ended April 30, 2006, our operating income decreased from $10.0 million to $9.8 million. Our basic and diluted net income per common share was $.20 as of April 30, 2006, compared to $.30 and $.24, respectively, as of April 30, 2005 and 2004.  The acquisition of additional real estate properties is critical to our ability to increase our operating income.  If we are unable to continue to make real estate acquisitions on terms that meet our financial and strategic objectives, whether due to market conditions, a changed competitive environment or unavailability of capital, our ability to increase our operating income may be materially and adversely affected.

High leverage on our overall portfolio may result in losses. As of April 30, 2006, our ratio of total indebtedness to total Net Assets (as that term is used in our Bylaws, which usage is not in accordance with GAAP, “Net Assets” means our total assets at cost before deducting depreciation or other non-cash reserves, less total liabilities) was approximately 138.0%. As of April 30, 2005 and 2004, our percentage of total indebtedness to total Net Assets was approximately 133.9% and 136.8%, respectively. Under our Bylaws we may increase our total indebtedness up to 300.0% of our Net Assets, or by an additional approximately $906 million. There is no limitation on the increase that may be permitted if approved by a majority of the independent members of our board of trustees and disclosed to the holders of our shares of beneficial interest in the next quarterly report, along with justification for any excess.

This amount of leverage may expose us to cash flow problems if rental income decreases. Under those circumstances, in order to pay our debt obligations we might be required to sell properties at a loss or be unable to make distributions to the holders of our shares of beneficial interest. A failure to pay amounts due may result in a default on our obligations and the loss of the property through foreclosure.  Additionally, our degree of leverage could adversely affect our ability to obtain additional financing and may have an adverse effect on the market price of our common shares.

Our inability to renew, repay or refinance our debt may result in losses. We incur a significant amount of debt in the ordinary course of our business and in connection with acquisitions of real properties. In addition, because we are unable to retain earnings as a result of the REIT distribution requirements, we will generally be required to refinance debt that matures with additional debt or equity.  We are subject to the normal risks associated with debt financing, including the risk that:

•   our cash flow will be insufficient to meet required payments of principal and interest;

•   we will not be able to renew, refinance or repay our indebtedness when due; and

•   the terms of any renewal or refinancing will be less favorable than the terms of our current indebtedness.

We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity.  Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures.  We may not be able to refinance our debt with other debt on terms that are favorable or acceptable to us.  If we cannot refinance, extend or pay principal payments due at maturity with the proceeds of other capital transactions, such as new equity capital, our cash flows may not be sufficient in all years to repay debt as it matures.  Additionally, if we are unable to refinance our indebtedness on acceptable terms, or at all, we may be forced to dispose of one or more of our properties on disadvantageous terms, which may result in losses to us. These losses could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Furthermore, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of our revenues and asset value. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements of the Internal Revenue Code.

The cost of our indebtedness may increase. We have incurred, and we expect to continue to incur, indebtedness that bears interest at a variable rate. As of January 31, 2007, $21.9 million, or approximately 2.3%, of the principal amount of our total mortgage indebtedness was subject to variable interest rate agreements.  If short-term interest rates rise, our debt service payments on adjustable rate debt would increase, which would lower our net income and could decrease our distributions to the holders of our shares of beneficial interest.  In addition, portions of our fixed-rate indebtedness incurred for past property acquisitions come due on a periodic basis.  Rising interest rates could limit our ability to refinance this existing debt when it matures, and would increase our interest costs, which could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.

We depend on distributions and other payments from our subsidiaries that they may be prohibited from making to us, which could impair our ability to make distributions to holders of our shares of beneficial interest.  Substantially all of our assets are held through IRET Properties, our operating partnership, and other of our subsidiaries. As a result, we depend on distributions and other payments from our subsidiaries in order to satisfy our financial obligations and make distributions to the holders of our shares of beneficial interest.  The ability of our subsidiaries to make such distributions and other payments depends on their earnings, and may be subject to statutory or contractual limitations.  As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization effectively will be subordinated to the claims of their creditors.  To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to our claims.

Our current or future insurance may not protect us against possible losses. We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to our properties at levels that we believe to be adequate and comparable to coverage customarily obtained by owners of similar properties. However, the coverage limits of our current or future policies may be insufficient to cover the full cost of repair or replacement of all potential losses. Moreover, this level of coverage may not continue to be available in the future or, if available, may be available only at unacceptable cost or with unacceptable terms.  Additionally, there may be certain extraordinary losses, such as those resulting from civil unrest, terrorism or environmental contamination, that are not generally, or fully, insured against because they are either uninsurable or not economically insurable. For example, we do not currently carry insurance against losses as a result of environmental contamination. Should an uninsured or underinsured loss occur to a property, we could be required to use our own funds for restoration or lose all or part of our investment in, and anticipated revenues from, the property. In any event, we would continue to be obligated on any mortgage indebtedness on the property. Any loss could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.  In addition, in most cases we have to renew our insurance policies on an annual basis and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases.  Any material increase in insurance rates or decrease in available coverage in the future could adversely affect our business and financial condition and results of operations, which could cause a decline in the market value of our securities.

We have significant investments in medical properties and adverse trends in healthcare provider operations may negatively affect our lease revenues from these properties. We have acquired a significant number of specialty medical properties (including assisted living facilities) and may acquire more in the future. As of January 31,  2007, our real estate portfolio consisted of 33 medical properties, with a total real estate investment amount, net of accumulated depreciation, of $245.3 million, or approximately 18.9% of the total real estate investment amount, net of accumulated depreciation, of our entire real estate portfolio.  The healthcare industry is currently experiencing changes in the demand for, and methods of delivery of, healthcare services; changes in third-party reimbursement policies; significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; continuing pressure by private and governmental payors to reduce payments to providers of services; and increased scrutiny of billing, referral and other practices by federal and state authorities. Sources of revenue for our medical property tenants may include the federal Medicare program, state

Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants.  These factors may adversely affect the economic performance of some or all of our medical services tenants and, in turn, our lease revenues. In addition, if we or our tenants terminate the leases for these properties, or our tenants lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues and/or additional capital expenditures occurring as a result could hinder our ability to make distributions to the holders of our shares of beneficial interest.

Adverse changes in applicable laws may affect our potential liabilities relating to our properties and operations. Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to all tenants in the form of higher rents. As a result, any increase may adversely affect our cash available for distribution, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Similarly, changes in laws that increase the potential liability for environmental conditions existing on properties, that increase the restrictions on discharges or other conditions or that affect development, construction and safety requirements may result in significant unanticipated expenditures that could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multi-family residential properties may reduce rental revenues or increase operating costs.

Complying with laws benefiting disabled persons or other safety regulations and requirements may affect our costs and investment strategies. Federal, state and local laws and regulations designed to improve disabled persons’ access to and use of buildings, including the Americans with Disabilities Act of 1990, may require modifications to, or restrict renovations of, existing buildings. Additionally, these laws and regulations may require that structural features be added to buildings under construction.  Legislation or regulations that may be adopted in the future may impose further burdens or restrictions on us with respect to improved access to, and use of these buildings by, disabled persons. Noncompliance could result in the imposition of fines by government authorities or the award of damages to private litigants.  The costs of complying with these laws and regulations may be substantial, and limits or restrictions on construction, or the completion of required renovations, may limit the implementation of our investment strategy or reduce overall returns on our investments. This could have an adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.  Our properties are also subject to various other federal, state and local regulatory requirements, such as state and local fire and life safety requirements.  If we fail to comply with these requirements, we could incur fines or private damage awards.  Additionally, in the event that existing requirements change, compliance with future requirements may require significant unanticipated expenditures that may adversely affect our cash flow and results of operations.

We may be responsible for potential liabilities under environmental laws. Under various federal, state and local laws, ordinances and regulations, we, as a current or previous owner or operator of real estate may be liable for the costs of removal of, or remediation of, hazardous or toxic substances in, on, around or under that property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. The presence of these substances, or the failure to properly remediate any property containing these substances, may adversely affect our ability to sell or rent the affected property or to borrow funds using the property as collateral. In arranging for the disposal or treatment of hazardous or toxic substances, we may also be liable for the costs of removal of, or remediation of, these substances at that disposal or treatment facility, whether or not we own or operate the facility. In connection with our current or former ownership (direct or indirect), operation, management, development and/or control of real properties, we may be potentially liable for removal or remediation costs with respect to hazardous or toxic substances at those properties, as well as certain other costs, including governmental fines and claims for injuries to persons and property. A finding of liability for an environmental condition as to any one or more properties could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.

Environmental laws also govern the presence, maintenance and removal of asbestos, and require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos; notify and train those who may come into contact with asbestos; and undertake special precautions if asbestos would be disturbed during renovation or demolition of a building.  Indoor air quality issues may also necessitate special investigation and remediation.  These air quality issues can result from inadequate ventilation, chemical contaminants from indoor or outdoor sources, or biological contaminants such as molds, pollen, viruses and bacteria.  Such asbestos or air quality remediation programs could be costly, necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of an affected property.

It is generally our policy to obtain a Phase I environmental study on each property that we seek to acquire.  A Phase I environmental study generally includes a visual inspection of the property and the surrounding areas, an examination of current and historical uses of the property and the surrounding areas and a review of relevant state and federal documents, but does not involve invasive techniques such as soil and ground water sampling. If the Phase I indicates any possible environmental problems, our policy is to order a Phase II study, which involves testing the soil and ground water for actual hazardous substances. However, Phase I and Phase II environmental studies, or any other environmental studies undertaken with respect to any of our current or future properties, may not reveal the full extent of potential environmental liabilities. We currently do not carry insurance for environmental liabilities.

We may be unable to retain or attract qualified management. We are dependent upon our senior officers for essentially all aspects of our business operations. Our senior officers have experience in the specialized business segments in which we operate, and the loss of them would likely have a material adverse effect on our operations, and could adversely impact our relationships with lenders, industry personnel and potential tenants.  We do not have employment contracts with any of our senior officers. As a result, any senior officer may terminate his or her relationship with us at any time, without providing advance notice.  If we fail to manage effectively a transition to new personnel, or if we fail to attract and retain qualified and experienced personnel on acceptable terms, our business and prospects could be harmed.  The location of our company headquarters in Minot, North Dakota, may make it more difficult and expensive to attract, relocate and retain current and future officers and employees.

Failure to comply with changing regulation of corporate governance and public disclosure could have a material adverse effect on our business, operating results and stock price, and continuing compliance will result in additional expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules and standards subsequently implemented by the Securities and Exchange Commission and NASDAQ, have required changes in some of our corporate governance and accounting practices, and are creating uncertainty for us and many other public companies, due to varying interpretations of the rules and their evolving application in practice.  We expect these laws, rules and regulations to increase our legal and financial compliance costs, and to subject us to additional risks.  In particular, if we fail to maintain the adequacy of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as such standards may be modified, supplemented or amended from time to time, a material misstatement could go undetected, and we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting.  Failure to maintain an effective internal control environment could have a material adverse effect on our business, operating results, and stock price.  Additionally, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations have required, and we believe will continue to require, the commitment of significant financial and managerial resources.

Risks Related to Our Structure and Organization

We may incur tax liabilities as a consequence of failing to qualify as a REIT. Although our management believes that we are organized and have operated and are operating in such a manner to qualify as a “real estate investment trust,” as that term is defined under the Internal Revenue Code, we may not in fact have operated, or may not be able to continue to operate, in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations.  Even a technical or inadvertent mistake could endanger our REIT status.  The determination that we qualify as a REIT requires an ongoing analysis of various factual matters and circumstances, some of which may not be within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must come from qualifying sources that are itemized in the REIT tax laws, and we are prohibited from owning specified amounts of debt or equity securities of some issuers.  Thus, to the extent revenues from non-qualifying sources, such as income from third-party management services, represent more than five percent of our gross income in any taxable year, we will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions contained in the Internal Revenue Code apply. Even if relief provisions apply, however, a tax would be imposed with respect to excess net income. We are also required to make distributions to the holders of our shares of beneficial interest of at least 90% of our REIT taxable income, excluding net capital gains.  The fact that we hold substantially all of our assets (except for qualified REIT subsidiaries) through IRET Properties, our operating partnership, and its subsidiaries, and our ongoing reliance on factual determinations, such as determinations related to the valuation of our assets, further complicates the application of the REIT requirements for us.  Additionally, if IRET Properties, our operating partnership, or one or more of our subsidiaries is determined to be taxable as a corporation, we may fail to qualify as a REIT. Either our failure to qualify as a REIT, for any reason, or the imposition of taxes on excess net income from non-qualifying sources, could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Furthermore, new legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of our qualification.

If we failed to qualify as a REIT, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates, which would likely have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. In addition, we could be subject to increased state and local taxes, and, unless entitled to relief under applicable statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we lost our qualification. This treatment would reduce funds available for investment or distributions to the holders of our shares of beneficial interest because of the additional tax liability to us for the year or years involved. In addition, we would no longer be able to deduct, and would not be required to make, distributions to holders of our common shares. To the extent that distributions to the holders of our shares of beneficial interest had been made in anticipation of qualifying as a REIT, we might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

Failure of our operating partnership to qualify as a partnership would have a material adverse effect on us.  We believe that IRET Properties, our operating partnership, qualifies as a partnership for federal income tax purposes.  No assurance can be given, however, that the Internal Revenue Service will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge.  If the Internal Revenue Service were to be successful in treating IRET Properties as an entity that is taxable as a corporation, we would cease to qualify as a REIT because the value of our ownership interest in IRET Properties would exceed 5% of our assets, and because we would be considered to hold more than 10% of the voting securities of another corporation.  Also, the imposition of a corporate tax on IRET Properties would reduce significantly the amount of cash available for distribution by it.

Certain provisions of our Articles of Amendment and Third Restated Declaration of Trust may limit a change in control and deter a takeover. In order to maintain our qualification as a REIT, our Third Restated Declaration of Trust provides that any transaction, other than a transaction entered into through the NASDAQ National Market (renamed the NASDAQ Global Market), or other similar exchange, that would result in our disqualification as a REIT under Section 856 of the Internal Revenue Code, including any transaction that would result in (i) a person owning in excess of the ownership limit of 9.8%, in number or value, of our outstanding shares of beneficial interest, (ii) less than 100 people owning our shares of beneficial interest, (iii) our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, or (iv) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than “United States persons,” as defined in Section 7701(a)(30) of the Internal Revenue Code, will be void ab initio. If the transaction is not void ab initio, then the shares of beneficial interest in excess of the ownership limit, that would cause us to be closely held, that would result in 50% or more of the fair market value of our shares of beneficial interest to be held by persons other than United States persons or that otherwise would result in our disqualification as a REIT, will automatically be exchanged for an equal number of excess shares, and these excess shares will be transferred to an excess share trustee for the exclusive benefit of the charitable beneficiaries named by our board of trustees. These limitations may have the effect of preventing a change in control or takeover of us by a third party, even if the change in control or takeover would be in the best interests of the holders of our shares of beneficial interest.

In order to maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions.  In order to maintain our REIT status, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings.  To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding net capital gains.  In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to the calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income for that year, and any undistributed taxable income from prior periods.  We intend to make distributions to our shareholders to comply with the 90% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from our operating partnership.  However, we may need short-term debt or long-term debt or proceeds from asset sales or sales of common shares to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.  The inability of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status.

Our board of trustees may make changes to our major policies without approval of the holders of our shares of beneficial interest. Our operating and financial policies, including policies relating to development and acquisition of real estate, financing, growth, operations, indebtedness, capitalization and distributions, are exclusively determined by our board of trustees. Our board of trustees may amend or revoke those policies, and other policies, without advance notice to, or the approval of, the holders of our shares of beneficial interest.  Accordingly, our shareholders do not control these policies, and policy changes could adversely affect our financial condition and results of operations.

Risks Related to the Purchase of our Shares of Beneficial Interest

Our future growth depends, in part, on our ability to raise additional equity capital, which will have the effect of diluting the interests of the holders of our common shares. Our future growth depends upon, among other things, our ability to raise equity capital and issue limited partnership units of IRET Properties. The issuance of additional common shares, and of limited partnership units for which we subsequently issue common shares upon the redemption of the limited partnership units, will dilute the interests of the current holders of our common shares.  Additionally, sales of substantial amounts of our common shares or preferred shares in the public market, or issuances of our common shares upon redemption of limited partnership units in our operating partnership, or the perception that such sales or issuances might occur, could adversely affect the market price of our common shares.

We may issue additional classes or series of our shares of beneficial interest with rights and preferences that are superior to the rights and preferences of our common shares. Without the approval of the holders of our common shares, our board of trustees may establish additional classes or series of our shares of beneficial interest, and such classes or series may have dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights and preferences that are superior to the rights of the holders of our common shares.

Payment of distributions on our shares of beneficial interest is not guaranteed. Our board of trustees must approve our payment of distributions and may elect at any time, or from time to time, and for an indefinite duration, to reduce the distributions payable on our shares of beneficial interest or to not pay distributions on our shares of beneficial interest. Our board of trustees may reduce distributions for a variety of reasons, including, but not limited to, the following:

•     operating and financial results below expectations that cannot support the current distribution payment;

•     unanticipated costs or cash requirements; or

•     a conclusion that the payment of distributions would cause us to breach the terms of certain agreements or contracts, such as financial ratio covenants.

Our distributions are not eligible for the lower tax rate on dividends except in limited situations.  The tax rate applicable to qualifying corporate dividends received by individuals prior to 2009 has been reduced to a maximum rate of 15%.  This special tax rate is generally not applicable to distributions paid by a REIT, unless such distributions represent earnings on which the REIT itself had been taxed. As a result, distributions (other than capital gain distributions) paid by us to individual investors will generally be subject to the tax rates that are otherwise applicable to ordinary income which, currently, are as high as 35%.  This law change may make an investment in our common shares comparatively less attractive relative to an investment in the shares of other entities which pay dividends but are not formed as REITs.

Changes in market conditions could adversely affect the price of our shares of beneficial interest. As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common shares, Series A preferred shares and any other classes or series of preferred shares of beneficial interest to be issued in the future. These conditions include, but are not limited to, the following material risks:

•     market perception of REITs in general;

•     market perception of REITs relative to other investment opportunities;

•     market perception of our financial condition, performance, distributions and growth potential;

•     prevailing interest rates;

•     general economic and business conditions;

•     government action or regulation, including changes in the tax laws; and

•     relatively low trading volumes in securities of REITs.

Higher market interest rates may adversely affect the market price of our common shares, and low trading volume on the NASDAQ Global Market may prevent the timely resale of our common shares. One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the distribution with respect to such REIT’s shares as a percentage of the price of those shares, relative to market interest rates.  If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate in order to maintain their investment.  Higher market interest rates would likely increase our borrowing costs and might decrease funds available for distribution.  Thus, higher market interest rates could cause the market price of our common shares to decline.  In addition, although our common shares of beneficial interest are listed on the NASDAQ Global Market, the daily trading volume of our shares may be lower than the trading volume for other companies and industries.  The average daily trading volume for the period of May 1, 2005, through April 30, 2006, was 63,094 shares and the average monthly trading volume for the period of May 1, 2005 through April 30, 2006 was 1,319,871 shares.  As a result of this trading volume, an owner of our common shares may encounter difficulty in selling our shares in a timely manner and may incur a substantial loss.

IRET

We are a self-advised equity REIT organized under the laws of North Dakota. Our business consists of owning and operating income-producing real properties. We are structured as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. Our investments include multi-family residential properties, consisting of apartment buildings, complexes and communities, and commercial properties, consisting of office, industrial, medical and retail properties. These properties are located primarily in the upper Midwest states of Minnesota and North Dakota.

Our primary source of income and cash is rents associated with multi-family residential and commercial property leases. Our commercial properties are typically leased to tenants under long term lease arrangements, with no single tenant currently accounting for more than approximately 10% of our total annual commercial rental revenues. At January 31, 2007, the economic occupancy rate for our stabilized multi-family residential properties was approximately 93.6%, and the economic occupancy rates of our commercial office, medical, industrial and retail properties, respectively, on a stabilized property basis, were approximately 90.6%, 96.8%, 93.9%, and 89.4%. We define “economic occupancy” as actual rental revenues recognized for the period indicated as a percentage of scheduled rental revenues for the period.  Percentage rents, tenant concessions, straightline adjustments and expense reimbursements are not considered in computing either actual revenues or scheduled rent revenues.  Scheduled rental revenues are determined by valuing occupied units or square footage at contract rates and vacant units or square footage at market rates. “Stabilized properties” are those properties that we owned for the entirety of both periods being compared, and include properties that were redeveloped or expanded during the period being compared. Properties purchased or sold during the periods being compared are excluded from our stabilized property analysis. Results reported on a stabilized property basis are not computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. We own our assets and conduct our day-to-day business operations through an operating partnership, IRET Properties, a North Dakota Limited Partnership, of which IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary, is the sole general partner.

NO PROCEEDS TO IRET

We will not receive any proceeds from the issuance of the common shares, if any, covered by this prospectus or from the resale of the common shares, if any, covered by this prospectus by the selling shareholders. All of the proceeds from the resale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares.

SELLING SHAREHOLDERS

We may issue the common shares covered by this prospectus to the selling shareholders in exchange for LP Units if and to the extent that the selling shareholders redeem LP Units and we elect to issue common shares in exchange for such LP Units. The selling shareholders will have received all common shares that they may offer for sale under the prospectus by redeeming the LP Units to which this prospectus relates. The following table, to our knowledge, sets forth certain information with respect to the selling shareholders and their ownership of common shares as of March 12, 2007.  Except as indicated below, no selling shareholder has held any position, office or had any other material relationship with us, or any of our predecessors or affiliates, during the past three years.

Since the selling shareholders may sell all, some or none of the common shares issued upon redemption of LP Units, and since there are currently no agreements, arrangements or understandings with respect to the sale of any of such common shares, no estimate can be given as to the number or percentage of common shares that will be held by the selling shareholders upon termination of any offering made hereby. The common shares covered by this prospectus represent approximately one percent (1%) of the sum of our total common shares outstanding as of March 12, 2007, plus all common shares to be issued in exchange for LP Units by the selling shareholders pursuant to this prospectus, assuming redemption of all LP Units in exchange for common shares.

Name of Selling Shareholder	Shares Owned Prior to the Offering (1)	Shares Being Offered (2)	Shares Owned After the Offering (3)	Percentage of Shares Owned After the Offering
William Smoley	9,918.711	9,918.711	0	*
Gerald Grote	45,164.780	20,202.020	24,962.760	*
Orrin Rinke	46,497.672	21,534.912	24,962.760	*
D. Michael Noonan	46,497.672	21,534.912	24,962.760	*
Kurt Deter	15,151.525	15,151.525	0	*
Barrett Colombo	14,074.560	12,443.993	1,630.567	*
Mauritz Mortenson	144,354.000	144,354.000	0	*
Palmer Investment Company LLP	132,940.265	132,940.265	0	*
Ridgedale Estates I	60,426.000	60,426.000	0	*
Ridgedale Estates II	46,267.000	46,267.000	0	*
Thomas A. Wentz, Sr. (4)	447,466.678	11,727.185	435,739.493	*

(1)   Represents common shares currently owned by and registered in the name of the selling shareholder or issuable in exchange for an equal number of currently redeemable LP Units owned by the selling shareholder, including the LP Units to be redeemed for common shares covered by this prospectus.

(2)   Assumes that all LP Units to be redeemed for common shares covered by this prospectus are exchanged for common shares and that all such common shares are being resold pursuant to this prospectus.

(3)   Assumes the sale of all of the common shares covered by this prospectus and issued upon redemption of LP Units. The selling shareholders may, however, sell all, some or none of the common shares covered by this prospectus and issued upon redemption of LP Units and, to our knowledge, as of the date of this prospectus, there are no agreements, arrangements or understandings with respect to the sale of such common shares.

(4) Thomas A. Wentz, Sr. is the President and Chief Executive Officer of the Company.  He has served in these positions since July 1, 2000.

*    Represents less than one percent of the sum of the common shares outstanding as of March 12, 2007, plus all common shares to be issued in exchange for LP Units by the selling shareholders pursuant to this prospectus, assuming redemption of all LP Units in exchange for common shares.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance of up to 496,501 common shares if, and to the extent that, the holders of an equal number of LP Units submit such LP Units for redemption and we issue common shares in exchange for such redeemed LP Units. We will not receive any proceeds from any issuance of common shares in exchange for LP Units. This prospectus also relates to the possible offer and sale by the selling shareholders, from time to time, of any common shares we issue in exchange for LP Units. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

We are registering the common shares covered by this prospectus for resale pursuant to our obligations under the Agreement of Limited Partnership of IRET Properties in order to provide the transferees of the selling shareholders with freely tradable securities. Registration does not, however, necessarily mean that any LP Units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the selling shareholders.

The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the common shares covered by this prospectus in the following manner:

•    on the NASDAQ Global Market or other quotation system or national exchange on which our common shares are listed or traded at the time of sale;

•    in the over-the-counter market;

•    in privately negotiated transactions;

•    in underwritten transactions; or

•    otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The offering price of the common shares covered by this prospectus and offered from time to time will be determined by the selling shareholders and, at the time of determination, may be higher or lower than the market price of the common shares on the NASDAQ Global Market.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents.

Offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which offered common shares may be sold include:

•    a block trade in which the broker-dealer so engaged will attempt to sell offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•    ordinary brokerage transactions and transactions in which the broker solicits purchases;

•    an exchange distribution in accordance with the rules of the exchange or quotation system;

•    privately negotiated transactions; and

•    underwritten transactions.

The selling shareholders and any underwriters, dealer or agents participating in the distribution of offered common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profit on the sale of offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act of 1933.

When a selling shareholder elects to make a particular offer of common shares, a prospectus supplement, if required, will be distributed that identifies any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

In order to comply with state securities laws, if applicable, offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the common shares covered by this prospectus, including, but not limited to, all registration and filing fees, printing expenses and fees and disbursements of our legal counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of common shares covered by this prospectus.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our shares of beneficial interest. This summary is not a complete legal description of the common shares offered by this prospectus or our Series A preferred shares and is qualified in its entirety by reference to our Third Restated Declaration of Trust, the Articles Supplementary to our Third Restated Declaration of Trust classifying and designating our Series A preferred shares and our Bylaws. We have filed copies of our Third Restated Declaration of Trust, the Articles Supplementary to our Third Restated Declaration of Trust classifying and designating our Series A preferred shares and our Bylaws with the Securities and Exchange Commission and have incorporated by reference such documents as exhibits to the registration statement of which this prospectus is a part.

General

We are authorized, under our Third Restated Declaration of Trust, to issue an unlimited number of our shares of beneficial interest. Our board of trustees is authorized, under our Third Restated Declaration of Trust, to provide for the issuance of shares of beneficial interest upon terms and conditions and pursuant to agreements as the board of trustees may determine and, further, to establish by resolution more than one class or series of shares of beneficial interest and to fix the relative rights and preferences of these different classes or series. The rights and preferences of any class or series of shares of beneficial interest will be stated in the articles supplementary to our Third Restated Declaration of Trust establishing the terms of that class or series adopted by our board of trustees and will become part of our Third Restated Declaration of Trust. As of March 12, 2007, our authorized shares of beneficial interest consisted of an unlimited number of common shares, of which 48,222,014.177 were issued and outstanding, and an unlimited number of Series A preferred shares, of which 1,150,000 were issued and outstanding.

The voting rights and rights to distributions of the holders of common shares are subject to the prior rights of the holders of our Series A preferred shares and any other subsequently-issued classes or series of preferred shares. Unless otherwise required by applicable law or regulation, other classes or series of preferred shares are issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by our board of trustees. Other classes or series of preferred shares may have varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. Any subsequently-issued class or series of preferred shares could be given rights that are superior to rights of holders of common shares and a class or series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Ownership and Transfer Restrictions

Our Third Restated Declaration of Trust contains provisions that are intended to help preserve our status as a REIT for federal income tax purposes. Specifically, our Third Restated Declaration of Trust provides that any transaction, other than a transaction entered into through NASDAQ Global Market or other similar exchange, that would result in our disqualification as a REIT under Section 856 of the Internal Revenue Code, including any transaction that would result in (i) a person owning shares of beneficial interest in excess of the ownership limit, which as of the date of this prospective supplement is 9.8%, in number or value, of our outstanding shares of beneficial interest, (ii) less than 100 people owning our shares of beneficial interest, (iii) us being closely held, or (iv) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than United States persons, will be void ab initio. If such transaction is not void ab initio, then the shares of beneficial interest that are in excess of the ownership limit, that would cause us to be closely held, that would result in 50% or more of the fair market value of our shares of beneficial interest to be held by persons other than United States persons or that otherwise would result in our disqualification as a REIT, would automatically be exchanged for an equal number of “excess shares,” and these excess shares will be transferred to an “excess share trustee” for the exclusive benefit of the charitable beneficiaries named by our board of trustees.

In such event, any distributions on excess shares will be paid to the excess share trust for the benefit of the charitable beneficiaries. The excess share trustee will be entitled to vote the excess shares, if applicable, on any matter. The excess share trustee may only transfer the excess shares held in the excess share trust as follows:

•    if shares of beneficial interest were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held then, at the direction of our board of trustees, the excess share trustee will transfer the excess shares to the person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; or

•    if excess shares were transferred to the excess share trustee due to a transaction or event that would have caused persons other than United States persons to own more than 50% of the value of our shares of beneficial interest then, at the direction of our board of trustees, the excess share trustee will transfer the excess shares to the United States person who makes the highest offer for the excess shares and pays the purchase price.

We have certain rights to purchase excess shares from the excess share trustee and must have waived these rights prior to a transfer as described above.

Common Shares

General. Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of our common shares. As of March 12, 2007, there were 48,222,014.177 of our common shares outstanding and 11,742,451.527 of our common shares to be issued upon conversion of previously issued LP Units, and there were no warrants, options or other contractual arrangements, other than the LP Units, requiring the issuance of our common shares or any other shares of beneficial interest.

All of our common shares offered by this prospectus will be duly authorized, fully paid and nonassessable when exchanged for LP Units in accordance with the terms of the Agreement of Limited Partnership of IRET Properties.

Voting Rights. Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our board of trustees.

Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Third Restated Declaration of Trust if such amendment is previously approved by our board of trustees, such action will be authorized by a majority of the voting power of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Bylaws. Our Third Restated Declaration of Trust further provides the following:

(i)     that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•    our termination;

•    our merger with or into another entity;

•    our consolidation with one or more other entities into a new entity;

•    the disposition of all or substantially all of our assets; and

•     the amendment of the Third Restated Declaration of Trust, if such amendment has not been previously approved by our board of trustees.

(ii)   that a member of our board of trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Third Restated Declaration of Trust also permits our board of trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust under the Internal Revenue Code.

Dividend, Distribution, Liquidation and Other Rights. Subject to the preferential rights of our Series A preferred shares, any other preferred shares of beneficial interest that we may issue in the future and the provisions of the Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as and when authorized and declared by our board of trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities. Our common shares have equal dividend, distribution, liquidation and other rights. Our common shares have no preference, conversion, exchange, sinking fund or redemption rights.

Listing. Our common shares are listed on the NASDAQ Global Market under the symbol “IRETS.”

Transfer Agent and Registrar. We act as our own transfer agent and registrar with respect to our common shares.

Series A Preferred Shares

General. Our Third Restated Declaration of Trust, as amended by the Articles Supplementary, authorizes the issuance of an unlimited number of our Series A preferred shares. As of March 12, 2007, there were 1,150,000 of our Series A preferred shares outstanding and there were no warrants, options or other contractual arrangements requiring the issuance of additional Series A preferred shares or any other shares of beneficial interest. Unless redeemed, our Series A preferred shares have a perpetual term with no stated maturity date.

Ranking. With respect to the payment of distributions and distribution of our assets and rights upon our liquidation, dissolution or winding up, whether voluntary or involuntary, our Series A preferred shares will rank:

•    senior to our common shares and to all other shares of beneficial interest that, by their terms, rank junior to our Series A preferred shares,

•    on a parity with all shares of beneficial interest that we issue, the terms of which specifically provide that those shares of beneficial interest rank on a parity with our Series A preferred shares, and

•    junior to all shares of beneficial interest issued by us whose senior ranking is consented to as described under “— Voting Rights” below.

We do not currently have any other shares of beneficial interest outstanding that rank on a parity with, or senior to, our Series A preferred shares.

Distributions. Holders of our Series A preferred shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for that purpose, cumulative quarterly cash distributions at the rate of 8.25% of the $25.00 liquidation preference per year (equivalent to an annual rate of $2.0625 per Series A preferred share). Distributions on our Series A preferred shares will accrue and be cumulative from and including the date of initial issuance or from and including the day immediately following the most recent date as to which distributions have been paid. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if not a business day, the succeeding business day (without interest for the intervening period). Distributions will accrue regardless of whether we have earnings, whether we have funds legally available for payment or whether the distributions are declared. The first distribution on our Series A preferred shares was paid on June 30, 2004. Distributions will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each payment of distributions will include distributions accrued to and including the date on which paid. Distributions will be payable to record holders of our Series A preferred shares as they appear in our records at the close of the business on the applicable record date, which will be the 15th day of the calendar month in which the applicable distribution payment date falls or such other date designated by our board of trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to the distribution payment date.

No full distributions will be authorized or paid or set apart for payment on any class or series of shares of beneficial interest ranking, as to distributions, on a parity with our Series A preferred shares unless all accrued distributions on our Series A preferred shares for all past distribution periods and the then current distribution period have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for that payment. When distributions are not paid in full (or a sum sufficient for their full payment is not so set apart) on our Series A preferred shares and any other class or series of shares of beneficial interest ranking on a parity as to distributions with our Series A preferred shares, all distributions declared upon our Series A preferred shares and any other such shares of beneficial interest will be authorized pro rata so that the amount of distributions authorized per share on our Series A preferred shares and all other such shares of beneficial interest will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on our Series A preferred shares and all other shares of beneficial interest bear to each other.

Except as provided in the immediately preceding paragraph, unless all accrued distributions on our Series A preferred shares for all past distribution periods and the then current distribution period have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for payment, no distributions (other than in the form of our common shares or any other shares of beneficial interest ranking junior to our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary) or other distribution will be authorized, paid or set aside for payment or made upon our common shares or any other shares of beneficial interest ranking junior to, or on a parity with, our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, nor will any common shares or any other shares of beneficial interest ranking junior to or on a parity with our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by us (except by conversion into or exchange for other shares of beneficial interest ranking junior to our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary, and except for the acquisition of shares of beneficial interest that have been designated as “excess shares” in accordance with the terms of our Third Restated Declaration of Trust).

Distributions on our Series A preferred shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of the distributions and whether or not the distributions are authorized. Accrued but unpaid distributions on our Series A preferred shares will not bear interest and holders of our Series A preferred shares will not be entitled to any distributions in excess of full accrued distributions as described above. No distributions on our Series A preferred shares will be authorized by our board of trustees or will be paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of any agreement or a default under any agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

Any distribution payment made on our Series A preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our Series A preferred shares will be entitled to be paid out of our assets legally available for distribution to the holders of our shares of beneficial interest a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to and including the date of the liquidation, dissolution or winding up, before any distribution or payment may be made to the holders of our common shares or any other class or series of shares of beneficial interest issued by us ranking junior to our Series A preferred shares as to liquidation rights. In the event that, upon our liquidation, dissolution or winding up, whether voluntary or involuntary, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A preferred shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest issued by us ranking on a parity with our Series A preferred shares as to liquidation rights, then the record holders of our Series A preferred shares and all other classes or series of shares of beneficial interest issued by us ranking on a parity with our Series A preferred shares as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series A preferred shares will have no right or claim to any of our remaining assets.

The record holders of our Series A preferred shares will be entitled to written notice of any liquidation, dissolution or winding up. Our consolidation or merger with or into any other trust, partnership, limited liability company, corporation or other entity, or the consolidated or merger of any other trust, partnership, limited liability company, corporation or other entity with or into us, will not be deemed to constitute our liquidation, dissolution or the winding up if, following the transaction, our Series A preferred shares remain outstanding as duly authorized shares of beneficial interest of us or any successor entity having the same rights and preferences as prior to the transaction.

Redemption at Our Option. Our Series A preferred shares will not be redeemable at our option prior to April 26, 2009, except that in order to ensure that we remain qualified as a REIT for federal income tax purposes, our Series A preferred shares will be subject to the provisions of our Third Restated Declaration of Trust that provide that Series A preferred shares owned by a shareholder in excess of the ownership limit described in that document will be automatically designated “excess shares” and be transferred as described below under “Restrictions on Ownership.”

On or after April 26, 2009, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem our Series A preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions thereon to and including the date of redemption (except as provided below), if any, and without interest. Unless all accrued distributions for all past distribution periods and the then current distribution period on all Series A preferred shares and any other of our shares of beneficial interest ranking on a parity with our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for payment, no Series A preferred shares or other shares of beneficial interest ranking on a parity will be redeemed unless all outstanding Series A preferred shares and other shares of beneficial interest ranking on a parity are simultaneously redeemed. However, the foregoing will not prevent the purchase or acquisition of Series A preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred shares and other shares of beneficial interest ranking on a parity. If fewer than all of the outstanding Series A preferred shares are to be redeemed, our Series A preferred shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or in such other equitable manner prescribed by our board of trustees that will not result in a violation of the restrictions specified below under “Restrictions on Ownership.”

We are required to give the holders of our Series A preferred shares prior written notice of redemption of our Series A preferred shares. Notice of redemption will be mailed by us, postage prepaid, not less than 30 days nor more than 60 days prior to the date fixed for redemption, addressed to the respective record holders of our Series A preferred shares to be redeemed at their respective addresses as they appear on our records. No failure to give such notice or defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any Series A preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•    the date fixed for redemption;

•    the redemption price, including all accrued and unpaid distributions, if any;

•    the number of Series A preferred shares to be redeemed;

•    the time, place and manner in which the certificates evidencing our Series A preferred shares are to be surrendered for payment of the redemption price, including the steps that a holder should take with respect to any certificates that have been lost, stolen or destroyed or with respect to uncertificated shares; and

•    that distributions on the Series A preferred shares to be redeemed will cease to accrue from and after the redemption date and the shares will no longer be deemed outstanding.

If fewer than all of the outstanding Series A preferred shares are to be redeemed, the notice mailed to each holder will also specify the number of Series A preferred shares to be redeemed from each such holder and the method by which shares will be selected for redemption.

On or after the redemption date, once a record holder of Series A preferred shares to be redeemed surrenders the certificates representing their Series A preferred shares at the place designated in the redemption notice, the redemption price of such Series A preferred shares, including any accrued and unpaid distributions payable, will be paid to the person who surrendered such certificates and each surrendered certificate will be canceled. In the event that fewer than all our Series A preferred shares represented by any certificate are to be redeemed, a new certificate will be issued representing the unredeemed Series A preferred shares.

At our election, we may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of our Series A preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of our Series A preferred shares to be redeemed will:

•    specify the office of such bank or trust company as the place of payment of the redemption price, and

•    direct such holders to surrender the certificates representing our Series A preferred shares at such place to receive payment of the redemption price (including all accrued and unpaid distributions to and including the redemption date).

Any monies deposited that remain unclaimed at the end of two years after the redemption date will be returned to us by such bank or trust company and after that time the holder must look to us for payment.

Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A preferred shares to be redeemed.

If notice of redemption of any Series A preferred shares has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any Series A preferred shares so called for redemption, then from and after the redemption date distributions will cease to accrue on those Series A preferred shares, those Series A preferred shares will no longer be deemed outstanding, those Series A preferred shares will not thereafter be transferred (except with our consent) on our books and all rights of the holders of those Series A preferred shares will terminate, except the right to receive the redemption price (including all accrued and unpaid distributions to and including the redemption date).

Our Series A preferred shares have no stated maturity date and will not be subject to any sinking fund.

Redemption at the Holder’s Option. If at any time there has been a change in control (as defined below), each holder of Series A preferred shares will have the right, for a period of 90 days from the date of the change in control, to require us to redeem all or any portion of that holder’s Series A preferred shares. Not later than 130 days after the date of the change in control (or, if that date is a Saturday, Sunday or legal holiday, the next day that is not a Saturday, Sunday or legal holiday), we will redeem all Series A preferred shares the holder has elected to have redeemed in a written notice delivered to us on or prior to the 90th day after the change in control. The redemption price will be $25.00 per share, plus accrued and unpaid distributions, if any, to and including the date of redemption.

A “change in control” will have occurred if any of the following events have taken place:

•    any person, entity or affiliated group, other than us or any employee benefit plan sponsored by us, acquires more than 50% of the then outstanding common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable,

•    the consummation of any merger or consolidation of us into another company, such that the holders of our common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to such merger or consolidation hold less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company, or

•    our liquidation, dissolution or winding up, whether voluntary or involuntary, or the sale or disposition of all or substantially all of our assets, such that after the transaction, the holders of our common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the parent of the acquiror.

There is no precise, established definition of the term “all or substantially all of our assets” under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale of less than all of our assets.

Voting Rights. Except as indicated below, the holders of our Series A preferred shares will not have any voting rights other than as required by applicable law. On any matter on which our Series A preferred shares are entitled to vote, including any action by written consent, each Series A preferred share will be entitled to one vote.

Whenever distributions payable on our Series A preferred shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of our Series A preferred shares (voting together as a class with holders of all other classes or series of shares of beneficial interest ranking on a parity with our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary, upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees to serve on our board of trustees, who will be elected for one-year terms (subject to earlier termination as described below). Such election will be at a special meeting called by the record holders of at least 10% of the Series A preferred shares or the record holders of any other class or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable (or at our next special meeting or annual meeting if notice of such meeting is given less than 90 days before our next special meeting or annual meeting) and each subsequent annual meeting until all of the distributions on the Series A preferred shares and all other classes of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable for the past distribution periods and the then current distribution period have been fully paid or authorized and a sum sufficient for payment thereof set aside in full. Election will require a vote of the holders of a majority of the Series A preferred shares and shares of all other classes or series of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable then outstanding, voting as a single class. Upon such election, the size of our board of trustees will be increased by two trustees. If and when all such accumulated distributions have been paid on the Series A preferred shares and all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional trustees so elected will terminate and the size of our board of trustees will be reduced accordingly. So long as a distribution default continues, any vacancy in the office of additional trustees elected as described in this paragraph may be filled by written consent of the other additional trustee who remains in office or, if no additional trustee remains in office, by a vote of the holders of a majority of the Series A preferred shares and shares of all other classes or series of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable then outstanding, voting as a single class. Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

The affirmative vote or consent of the holders of at least two-thirds of the then outstanding Series A preferred shares and shares of each other class or series of shares of beneficial interest ranking on a parity with respect to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, that is similarly affected, voting as a single class, will be required to:

•    authorize or create (including by reclassification), or increase the authorized or issued amount of, any class or series of shares of beneficial interest, or any obligation or security convertible into, exchangeable for or evidencing the right to purchase or otherwise acquire any shares of any class or series of shares of beneficial interest, that rank senior to those classes and series of our preferred shares of beneficial interest with respect to payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary; or

•    amend, alter or repeal the provisions of our Third Restated Declaration of Trust or the articles supplementary, whether by merger, consolidation, share exchange or otherwise, or consummate a merger, consolidation, share exchange or transfer involving us, in either case so as to materially and adversely affect any right, preference, privilege or voting power of the holders of the affected classes or series.

With respect to any of the events described in the preceding paragraph, the occurrence of any such event will not be deemed to materially adversely affect any right, preference, privilege or voting power of any class or series of shares of beneficial interest or the holders of such shares if, immediately after any such event:

•     we are the surviving entity and there are no outstanding shares of beneficial interest ranking, as to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, senior to the affected series or series or class or classes other than shares of beneficial interest outstanding immediately prior to such event the terms of which remain unchanged and remain outstanding and the terms of those shares of beneficial interest remain unchanged; or

•    we are not the surviving entity and as a result of the event, the holders of the affected series or series or class or classes receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the affected series or series or class or classes and there are no outstanding shares of equity securities of the surviving entity ranking, as to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, senior to the affected series or series or class or classes other than equity securities issued in respect of shares of beneficial interest outstanding immediately prior to such event the terms of which are substantially similar to the terms immediately prior to such event.

Except as may be required by law, holders of our Series A preferred shares will not be entitled to vote with respect to (i) the authorization or issuance of shares of beneficial interest ranking on a parity with or junior to our Series A preferred shares with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary; or (ii) any increase, decrease or issuance of any of our Series A preferred shares or other shares of beneficial interest ranking on a parity with or junior to our Series A preferred shares with respect to the payment of distributions and the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary. Except as provided above and required by law, the holders of Series A preferred shares are not entitled to vote on any merger or consolidation involving us, on any share exchange or on a sale of all or of substantially all of our assets.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of Series A preferred shares have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect the redemption.

Conversion. Our Series A preferred shares are not convertible into or exchangeable for any other securities or property, except that, in limited circumstances, our Series A preferred shares may be automatically converted into or exchanged for excess shares. See “Restrictions on Ownership” above.

Listing. Our Series A preferred shares are listed on the NASDAQ Global Market under the symbol “IRETP.”

Transfer Agent. We act as our own transfer agent, registrar and distribution disbursing agent with respect to our Series A preferred shares.

DESCRIPTION OF LP UNITS AND
THE AGREEMENT OF LIMITED PARTNERSHIP OF IRET PROPERTIES

The following is a summary of the material terms of the LP Units, including a summary of certain provisions of the Agreement of Limited Partnership of IRET Properties. This summary is not a complete legal description of the LP Units and is qualified in its entirety by reference to the applicable provisions of North Dakota law and the Agreement of Limited Partnership of IRET Properties. For a comparison of the rights of holders of LP Units and our the holders of our common shares, see the section of this prospectus entitled “Comparison of Ownership of LP Units and Common Shares” beginning on Page 28.

General

We conduct all of our day-to-day real estate activities through our operating partnership, IRET Properties. The operation of IRET Properties is governed by the Agreement of Limited Partnership of IRET Properties. We are the sole shareholder of IRET, Inc., a North Dakota corporation, which is the general partner of IRET Properties. The holders of LP Units are the limited partners of IRET Properties. As of January 31, 2007, IRET, Inc. owned approximately 71.4% of IRET Properties.

Issuance of LP Units

We are structured as an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which enables us to acquire property by issuing LP Units to a seller as a form of consideration. All LP Units have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., common shares on a one-for-one basis after a minimum one-year holding period. No LP Units have been registered pursuant to the federal or state securities laws and they are not listed on any exchange or quoted on any national market system. As of March 12, 2007, we had 19,516,585.374 LP Units outstanding, of which, in addition to the 496,501 LP Units to which this prospectus relates, 11,742,451.527 were also redeemable for common shares.

IRET, Inc. is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, to us, to any limited partner or to any other person for such consideration and on such terms and condition as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.

Purpose, Business and Management of IRET Properties

The purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT. Subject to the foregoing, IRET Properties may enter into any partnership, joint venture or other similar arrangement.

IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as otherwise required by applicable law.

Operation and Payment of Expenses

The Agreement of Limited Partnership of IRET Properties requires that the partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code and to ensure that IRET Properties will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by IRET Properties, IRET Properties pays all of the administrative costs and expenses incurred by us and IRET, Inc. All of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and registration of shares of beneficial interest by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all expenses incurred by us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Ability to Engage in Other Business; Conflict of Interest

IRET, Inc. may have business interests and engage in business activities outside of IRET Properties, including interests and activities in direct or indirect competition with IRET Properties. IRET Properties may not purchase, sell or lease any property, borrow or loan any money, or invest in any joint ventures with any member of our board of trustees, or with any director, employee or affiliate of us, except in connection with a transaction approved by a majority of the trustees who are not in any way involved in the transaction as being a fair, competitive and commercially reasonable transaction that is no less favorable to IRET Properties than a similar transaction between unaffiliated parties under the same circumstances.

Distributions and Liquidation

The Agreement of Limited Partnership of IRET Properties provides that IRET Properties shall distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties. Upon liquidation of IRET Properties, and after payment of, or adequate provision for, debts and obligations, any remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation, we will be obligated to contribute cash equal to the negative balance in our capital account.

Allocations

Income, gain and loss of IRET Properties for each fiscal year is allocated among the general partner and the limited partners in accordance with their respective interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code, and the regulations issued thereunder.

Borrowing by IRET Properties

The Agreement of Limited Partnership of IRET Properties provides that if IRET Properties requires additional funds at any time or from time to time in excess of funds available to IRET Properties from borrowing or capital contributions, IRET, Inc. may cause IRET Properties to obtain such funds from outside borrowings or IRET, Inc. may elect to borrow such funds or have us borrow such funds and subsequently lend such funds to IRET Properties on the same terms and conditions as are applicable to our or IRET, Inc.’s borrowing of such funds.

Liability of IRET, Inc. and the Limited Partners

IRET, Inc., as the general partner of IRET Properties, is liable for all general recourse obligations of IRET Properties to the extent not paid by IRET Properties. The limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any. No limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.

Exculpation and Indemnification of IRET, Inc.

The Agreement of Limited Partnership of IRET Properties provides that IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or from any act or omission, provided that IRET, Inc. acted in good faith. The Agreement of Limited Partnership of IRET Properties also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilities relating to the operations of IRET Properties, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Transferability of LP Units and General Partnership Interests

As the general partner, IRET, Inc., may not voluntarily withdraw as the general partner of IRET Properties or transfer or assign its general partnership interests in IRET Properties unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their right to redeem their LP Units immediately prior to such transaction, or unless the successor to IRET, Inc. contributes substantially all of its assets to IRET Properties in return for an interest in IRET Properties.

With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET, Inc. IRET, Inc.

may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes.

IRET Properties may not engage in any transaction resulting in a change of control, unless in connection with the transaction the limited partners receive or have the right to receive cash or other property equal to the product of the number of common shares into which each LP Units is then exchangeable and the greatest amount of cash, securities or other property paid in the transaction to the holder of one common share in consideration of one such common share. If, in connection with the transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the common shares, each holder of LP Units will receive, or will have the right to elect to receive, the greatest amount of cash, shares of beneficial interest or other property that such holder would have received had he, she or it exercised his, her or its right to redeem LP Units and received common shares in exchange for its LP Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer.

Despite the foregoing, we may merge, or otherwise combine our assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than its ownership in IRET Properties, are contributed to IRET Properties as a capital contribution in exchange for general partnership interests of IRET Properties with a fair market value, as reasonable determined by us, equal to the agreed value of the assets so contributed.

For any transaction described in the preceding two paragraphs, we are required to use commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction, provided such efforts are consistent with the exercise of our trustees’ fiduciary duties under applicable law.

Fiduciary Duties

Before becoming a limited partner, each limited partner must agree that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.

Tax Matters

IRET, Inc. is the tax matters partner of IRET Properties and, as such, has authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of IRET Properties and the limited partners.

Amendment of the Agreement of Limited Partnership of IRET Properties

Any amendment to the Agreement of Limited Partnership of IRET Properties that would (i) adversely affect the right to redeem LP Units, (ii) adversely affect the limited partners’ rights to receive cash distributions, or (iii) alter the limited partnership’s allocations of capital of IRET Properties, requires the consent of the limited partners holding more than fifty percent (50%) of the LP Units held by such limited partners.

Term

IRET Properties will continue until April 30, 2050, or until sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by the general partner.

REDEMPTION OF LP UNITS

General

Pursuant to the Agreement of Limited Partnership of IRET Properties, the limited partners have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., common shares on a one-for-one basis after a minimum one-year holding period. The redemption price will be paid in cash in the event that the issuance of common shares would: (i) result in any person owning, directly or indirectly, common shares in excess of the ownership limitation of 50% of the outstanding Shares; (ii) result in Shares being owned by fewer than 100 persons; (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code; (iv) cause us to own, actually or constructively, 10% or more of the ownership interest in a tenant of our or IRET Properties’ real estate, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or (v) cause the acquisition of common shares by such redeeming holder of LP Units to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act of 1933.

The limited partners may exercise the redemption at any time after the first anniversary of the date of acquisition of LP Units, provided that the limited partner is not subject to any other restrictions relating to the redemption of LP Units. Redemption rights are exercised pursuant to a notice of exchange delivered by the holder of LP Units to IRET Properties. No limited partner will be permitted more than two redemptions during any calendar year and no redemption may be made for less than 1,000 LP Units or, if such limited partner owns less than 1,000 LP Units, all of the LP Units held by such limited partner.

The number of common shares issuable upon redemption of LP Units will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interest of the limited partners or our shareholders.

Tax Treatment of Redemption of LP Units

The following discussion summarizes certain federal income tax considerations that may be relevant to a holder of LP Units that exercises his, her or its right to redeem LP Units.

The Agreement of Limited Partnership of IRET Properties provides that the redemption of LP Units will be treated by us, IRET Properties and the redeeming holder of LP Units as a sale of LP Units by such holder to us. Such sale will be fully taxable to the redeeming holder of LP Units.

The determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized for tax purposes by the redeeming holder of LP Units and his, her or its tax basis in such LP Units. The amount realized will be the sum of the fair market value of property received (e.g., the common shares) by the holder plus the portion of the liabilities of IRET Properties that was allocable to the redeemed LP Units. In general, the tax basis of a holder of LP Units is the holder’s initial basis in the LP Units – the adjusted basis of the property contributed for the LP Units plus any cash contributed for the LP Units, reduced by any liabilities assumed by IRET Properties and increased by the holder’s share of IRET Properties’ liabilities – and then is increased to reflect the redeeming holder’s allocable share of income of IRET Properties and decreased, but not below zero, to reflect the redeeming holder’s allocable share of loss and distributions of IRET Properties. The basis also can change based on changes in the holder’s share of liabilities of IRET Properties. To the extent that the amount realized exceeds the redeeming holder’s basis for the redeemed LP Units, such redeeming holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the Shares received upon redemption. Each redeeming holder of LP Units should consult with his, her or its own tax advisor for the specific tax consequences resulting from redemption of LP Units.

Generally, any gain recognized upon a sale or other disposition of LP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that money or property received by a holder in exchange for all or part of his LP Units is attributable to the redeeming holder’s share of “unrealized receivables” and inventory items of IRET Properties (as defined in Section 751 of the Internal Revenue Code), the gain or loss is ordinary income or loss. Unrealized receivables include, to the extent not previously included in the income of IRET Properties, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if IRET Properties had sold its assets at their fair market value at the time of the transfer of LP Units.

For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax, or the “25% Amount”, to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the LP Units. (A 28% rate, which applies to gains on certain collectibles and the excludable gain on the sale of qualified small business stock held for more than five years, is unlikely to be applicable to IRET Properties’ gains.) Provided that the LP Units are held as a long-term capital asset, such redeeming holder’s LP Units would be subject to a maximum rate of tax of 15% of the difference, if any, between any gain on the sale or disposition of the LP Units and the 25% Amount.

There is a risk that a redemption by IRET Properties of LP Units issued in exchange for a contribution of property to IRET Properties may cause the original transfer of property to IRET Properties in exchange for LP Units to be treated as a “disguised sale” of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder, commonly referred to as the Disguised Sale Regulations, generally provide that, unless one of the prescribed exceptions is applicable, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. Each redeeming holder of LP Units should consult with his, her or its own tax advisor to determine whether a redemption of LP Units could be subject to the disguised sale regulations.

COMPARISON OF OWNERSHIP OF LP UNITS AND COMMON SHARES

The following is a comparative summary of the material terms of the LP Units and our common shares, including summaries of certain provisions of the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust and our Bylaws. This summary is not a complete legal description of the LP Units, our common shares, the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust or our Bylaws, and is qualified in its entirety by reference to the applicable provisions of North Dakota law, the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust and our Bylaws, as applicable.

IRET Properties	IRET
Form of Organization and Assets Owned
IRET Properties is organized as a North Dakota limited partnership and owns interests (both directly and through subsidiaries) in properties.

We are a North Dakota real estate investment trust. We believe that we have operated so as to qualify as a REIT under the Code since our organization on July 31, 1970, and we intend to continue to so operate. Our interest in IRET Properties gives us an indirect investment in the properties owned by IRET Properties. In addition, we own (either directly or through interests in subsidiaries other than IRET Properties) interests in other properties.

Length of Investment

IRET Properties has a stated termination date of April 30, 2050, unless sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by IRET, Inc., as the general partner.

Under our Third Restated Declaration of Trust, subject to the provisions of any class or series of shares of beneficial interest at the time outstanding, we may be terminated at any meeting of the holders of our shares of beneficial interest called for such purpose, by the affirmative vote of the holders of our shares of beneficial interest holding shares possessing a majority

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of the voting power of our shares then outstanding and entitled to vote thereon.

Purpose and Permitted Investments

The Agreement of Limited Partnership of IRET Properties provides that the purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT, unless we otherwise case to qualify as a REIT.

Under our Third Restated Declaration of Trust, our purpose is to purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property and to invest in notes, bonds and other obligations secured by mortgages on real property, and in general, to do all other things in connection with the foregoing and to have and exercise all powers conferred by North Dakota law. It is intended that our business shall be conducted so that we will qualify (so long as such qualification, in the opinion of our board of trustees, is advantageous to the holders of our shares of beneficial interest) as a REIT.

We are permitted by the Agreement of Limited Partnership of IRET Properties to engage in business activities in addition to those relating to IRET Properties, including activities that are in competition with IRET Properties. We have no obligation to present opportunities to IRET Properties and the limited partners of IRET Properties have no rights by virtue of the Agreement of Limited Partners business activities.

Additional Equity

IRET Properties is authorized to issue LP Units and other partnership interests (including partnership interests of different series or classes that may be senior to the LP Units) as determined by IRET, Inc., as the general partner in its sole discretion. The issuance of LP Units to IRET, Inc. or us, however, is subject to certain conditions.

Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of shares of beneficial interest, including an unlimited number of common shares. Our Third Restated Declaration of Trust also authorizes our board of trustees to provide for the issuance of shares of beneficial interest upon terms and conditions and pursuant to agreements as the board of trustees may determine and, further, to establish by resolution more than one class or series of shares of beneficial interest and to fix the relative rights and preferences of such different classes or series. The rights and preferences of any class or series of shares of beneficial interest will be stated in the articles supplementary to our Third Restated Declaration of Trust establishing the terms of that class or series adopted by our board of trustees and will become part of our Third Restated Declaration of Trust. As of the date of this prospectus, our board has authorized common shares and Series A preferred shares.

Borrowing Policies
IRET, Inc., as the general partner, has full power and authority to borrow money on behalf of IRET Properties. IRET Properties has no restrictions on borrowings.

Our Bylaws provide that our aggregate borrowings, secured and unsecured, shall be reasonable in relation to our Net Assets, and shall be reviewed by our board of trustees at least quarterly. As used in our Bylaws, which usage is not in accordance with GAAP, “Net Assets” means our total assets at cost before deducting

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depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied. The maximum amount of such borrowings in relation to our Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the independent members of our board of trustees and disclosed to the holders of our shares of beneficial interest in our next quarterly report, along with justification for such excess.

Other Investment Restrictions
Other than restrictions precluding investments by IRET Properties that would adversely affect our qualification as a REIT, there are no restrictions on the investment activities of IRET Properties.

Our Third Restated Declaration of Trust requires that any transaction between us and any member of our board of trustees or his or her affiliates shall be approved: (i) by a majority of our board of trustees (whether or not constituting a quorum for the transaction of business) not otherwise interested in such transaction as being fair and reasonable to us; and (ii) by a majority of the independent members of our board of trustees not otherwise interested in such transaction as being fair and reasonable to us. In no event shall we or any of our affiliates purchase any asset from any member of our board of trustees or his or her affiliates at a cost exceeding the current appraised value of said asset. In no event shall we or any of our affiliates sell any asset to any member of our board of trustees or his or her affiliates at a cost less than the current appraised value of said asset.

Further, our Bylaws provide the following:

Our primary investment objectives are to obtain current income and capital appreciation for the holders of our shares of beneficial interest.

  The independent members of our board of trustees shall review our investment policies with sufficient frequency and at least annually to determine that our policies at any time are in the best interests of the holders of our shares of beneficial interest.

  We shall not invest in equity securities unless a majority of the members of our board of trustees (including a majority of independent members of our board of trustees) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable.

  We shall not invest more than 10% of our total assets in unimproved real property or mortgage loans on unimproved real property. “Unimproved real property” shall mean real property that has the following three characteristics: (i) an equity interest in real property that was not acquired for the purpose of

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producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within one year.

  We shall not invest in commodities or commodity future contracts. Such limitation is not intended to apply to future contracts, when used solely for hedging purposed in connection with our ordinary business of investing in real estate assets and mortgages.

  We shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of the independent members of our board of trustees so determine, and in all cases in which the transaction is with a member of our board of trustees or his or her affiliates, such an appraisal must be obtained from an independent expert concerning the underlying property. This appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any holder of our shares of beneficial interest. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Further, our board of trustees shall observe the following policies in connection with investing in or making mortgage loans: (i) we shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title; (ii) we shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans (and including all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property) the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan) would exceed an amount equal to 85% of the appraised value of the property, as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria; and (iii) we shall not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of a member of our board of trustees or his or her

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affiliate. The policies outlined in (i) through (iii) above may be exceeded or avoided for a particular transaction provided a commercially reasonable justification exists and is approved by a majority of the members of our board of trustees (including a majority of the independent members of our board of trustees) not otherwise interested in the transaction.

Management Control

IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties. The limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as is otherwise required by applicable law.

Our board of trustees has exclusive control over our business and affairs subject only to the restrictions set forth in our Third Restated Declaration of Trust or our Bylaws. Our board of trustees currently consists of nine trustees. Such number may be increased or decreased from time to time as determined by our board of trustees, but may not be less than five or more than fifteen. Our trustees are elected annually at our annual meeting of shareholders and serve for a term of one year or until the election and qualification of his or her successor. Our Bylaws and the ordinary business policies adopted by our board of trustees may be altered or eliminated without a vote of the holders of our shares of beneficial interest. Accordingly, except for holders of common shares who vote in the election of our trustees, the holders of our shares of beneficial interest have no control over our ordinary business policies.

Fiduciary Duties

IRET, Inc., as the general partner, has fiduciary duties to the limited partners. Before becoming a limited partner, each limited partner must agree, however, that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.

Our Third Restated Declaration of Trust is silent regarding the fiduciary relationship between our board of trustees and the holders of our shares of beneficial interest; however, we believe that, pursuant to general principles of law and equity, our board of trustees would be deemed to be in a fiduciary relationship with the holders of our shares of beneficial interest.

Management Liability and Indemnification

As the general partner, IRET, Inc. has liability for the payment of the obligations and debts of IRET Properties. Under the Agreement of Limited Partnership of IRET Properties, IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or for any act or omission, if IRET, Inc. acted in good faith. The Agreement of Limited Partnership of IRET Properties also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilities

Our Third Restated Declaration of Trust provides that we will indemnify members of our board of trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our board of trustees or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become

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relating to the operations of IRET Properties unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorneys’ fees), as such expenses are incurred, of each member of our board of trustees in connection with any such proceedings.

Our Third Restated Declaration of Trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of our board of trustees, and all of our officers, employees and agents, our Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our board of trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our board of trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability. Without limiting our power to procure or maintain any kind of insurance or other arrangement, our Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our board of trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the

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identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our board of trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. We currently maintain insurance covering members of the board and officers against liability as a result of their actions or inactions on our behalf.

Voting Rights
All decisions relating to the operation and management of the IRET Properties are made by IRET, Inc., as the general partner.

We are managed and controlled by our board of trustees, which currently consists of nine members. Each member of our board of trustees is elected annually at our annual meeting of shareholders and serves for a term of one year or until the election and qualification of his or her successor.

Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our board of trustees.

Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Third Restated Declaration of Trust if such amendment is previously approved by our board of trustees, such action will be authorized by a majority of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Bylaws. Our Third Restated Declaration of Trust further provides the following: (i) that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•    our termination;

•    our merger with or into another entity;

•    our consolidation with one or more other entities into a new entity;

•    the disposition of all or substantially all of our assets; and

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•    the amendment of the Third Restated Declaration of Trust, if such amendment has not been previously approved by our board of trustees; and

(ii) that a member of our board of trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Amendment of the Agreement of Limited Partnership of IRET Properties or Third Restated Declaration of Trust

The consent of IRET, Inc. is required for any amendment to the Agreement of Limited Partnership of IRET Properties. IRET, Inc. may amend the Agreement of Limited Partnership of IRET Properties without the consent of the limited partners; provided, however, that the consent of the limited partners holding more than 50% of the partnership interests (other than IRET, Inc.) is required to make any amendment (i) affecting the redemption right in a manner adverse to the limited partners; (ii) adversely affecting the rights of the limited partners to receive distributions payable to them; (iii) that would alter the allocation of profit and loss to the limited partners; or (iv) that would impose on the limited partners any obligation to make additional capital contributions.

Generally, our Third Restated Declaration of Trust may be amended only by the affirmative vote or written consent of holders of our shares of beneficial interest holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon.

Our Third Restated Declaration of Trust also permits our board of trustees, by a two-thirds vote and without any action by the holders of our shares of beneficial interest entitled to vote thereon, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust under the Internal Revenue Code.

Compensation, Fees and Distributions

IRET, Inc. does not receive any compensation for its services as general partner of IRET Properties. IRET, Inc. has the same right to distributions as the other partners of IRET Properties. IRET Properties pays all of our and IRET, Inc.’s administrative costs and expenses and all of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and registration of securities by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all of the expenses of us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Members of our board of trustees who are not employed by us receive annual fees and meeting fees for each board and committee meeting attended in person or via conference call. Additionally, the chairperson and vice chairperson of each board committee receives additional annual fees, and each member of our audit committee receives an additional annual fee. Members of our board of trustees who are employed by us do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee but do receive compensation for their service as our employee.

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Liability of Investors

Under the Agreement of Limited Partnership of IRET Properties, the limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any, and no limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.

Our Third Restated Declaration of Trust provides that holders of our shares of beneficial interest shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of trustees and shall be under no obligation to us or our creditors with respect to their shares of beneficial interest other than the obligation to pay to us the full amount of the consideration for which the shares of beneficial interest were issued or to be issued. The holders of our shares of beneficial interest shall not be liable to assessment and our board of trustees shall have no power to bind the holders of our shares of beneficial interest personally. We shall indemnify and hold each holder of our shares of beneficial interest harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which such holder of our shares of beneficial interest may become subject by reason of his or her being or having been a holder of our shares of beneficial interest, and shall reimburse such holder of our shares of beneficial interest for all legal and other expenses reasonably incurred by him, her or it in connection with any such claim or liability; provided, however, that such holder of our shares of beneficial interest must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit us to conduct the defense thereof.

The rights accruing to a holder of our shares of beneficial interest under our Third Restated Declaration of Trust shall not exclude any other right to which such holder may be lawfully entitled, nor shall anything contained herein restrict our right to indemnify or reimburse a holder in any appropriate situation even though not specifically provided herein; provided, however, that we shall have no liability to reimburse the holders of our shares of beneficial interest for taxes assessed against them by reason of their ownership of shares, nor for any losses suffered by reason of changes in the market value of shares.

No amendment to our Third Restated Declaration of Trust increasing or enlarging the liability of the holders of our shares of beneficial interest shall be made without the unanimous vote or written consent of all of the holders.

Nature of Investment
The LP Units constitute equity interests in IRET Properties. The Agreement of Limited Partnership of IRET Properties provides that IRET Properties must distribute cash from operations on a quarterly

Common shares constitute equity interests in us. Each holder of common shares is entitled to his, her or its pro rata share of any distributions paid with respect to the common shares. Dividends payable to holders of

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basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties.

common shares are not fixed in amount and are only paid if, when and as declared by our board of trustees. Further, our Series A preferred shares have preferential rights with respect to dividends. In order to continue to qualify as a REIT, we must generally distribute at least 90% of our net taxable income (excluding capital gains). Any taxable income(including capital gains) not distributed will be subject to corporate income tax.

Potential Dilution of Rights

IRET, Inc., as the general partner, is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, us, any limited partner or any other person for such consideration and on such terms and conditions as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is also authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET her or it in connection with any such claim or liability; provided, however, that such holder of our shares of beneficial interest must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit us to conduct the defense thereof.

The rights accruing to a holder of our shares of beneficial interest under our Third Restated Declaration of Trust shall not exclude any other right to which such holder may be lawfully entitled, nor shall anything contained herein restrict our right to indemnify or reimburse a holder in any appropriate situation even though not specifically provided herein; provided, however, that we shall have no liability to reimburse the holders of our shares of beneficial interest for taxes assessed against them by reason of their ownership of shares, nor for any losses suffered by reason of changes in the market value of shares.

No amendment to our Third Restated Declaration of Trust increasing or enlarging the liability of the holders of our shares of beneficial interest shall be made without the unanimous vote or written consent of all of the holders. Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.

Our board of trustees may issue, in its discretion, an unlimited number of shares of beneficial interest. The issuance of any additional shares of beneficial interest may result in the dilution of the interests of the current holders of our shares of beneficial interest.

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Liquidity

With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET, Inc. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes. Each limited partner has the right to redeem his, her or its LP Units for Shares, subject to a minimum one-year holding period.

The common shares covered by this prospectus will be freely transferable as registered securities under the Securities Act of 1933. Our common shares are listed on the NASDAQ Global Market under the symbol “IRETS.” The breadth and strength of this secondary market will depend, among other things, upon the number of common shares outstanding, our financial results and prospects, general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Federal Income Taxation

IRET Properties is not subject to federal income taxes. Instead, each limited partner includes its allocable share of taxable income or loss of IRET Properties in determining its individual federal income tax liability. The maximum federal income tax rate for individuals for 2005 is 35%.

A limited partner’s share of income and loss generated by IRET Properties generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from IRET Properties that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from IRET Properties are not taxable to a limited partner except to the extent such distributions exceed such limited partner’s basis in his, her or its LP Units (which will include such limited partner’s allocable share of IRET Properties’ taxable income and nonrecourse debt.) Limited partners are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in with IRET Properties owns property, even if they are not residents of those states.

Since our organization, we have operated in a manner intended to qualify as a REIT. So long as we qualify as a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to such shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s shares of beneficial interest. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s shares of beneficial interest, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the shares of beneficial interest are held as a capital asset in the hands of the shareholder).

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

MATERIAL TAX CONSIDERATIONS

Considerations Regarding IRET and its Shareholders

Federal Income Taxation. Since our organization, we have operated in a manner intended to qualify us as a REIT under sections 856-858 of the Internal Revenue Code. Under these sections of the Internal Revenue Code, a REIT that meets certain requirements will not be subject to Federal income tax with respect to income that it distributes to its shareholders. Rather, all such income will be taxed at the shareholder level. In order to be considered a REIT for purposes of the Federal income tax laws, we must continue to meet the requirements of those sections of the Internal Revenue Code, including the following:

(i)     At the end of each fiscal quarter, at least 75% of the value of our total assets must consist of real estate, cash and cash items (including receivables) and government securities. As to non-real estate investments, which may not exceed 25% of our total assets, the securities that we own in any one issuer (other than a taxable REIT subsidiary) may not represent more than 5% of the value of our assets or more than 10% of the total value or voting power of that issuer.

(ii)   At least 75% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.

(iii)  Beneficial ownership of our shares of beneficial interest must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50% of our outstanding shares of beneficial interest may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Our shareholders then must include in their income their proportionate share of the undistributed capital gain as long-term capital gain. In this case the shareholder is deemed to have paid the shareholder’s share of the tax we paid, and is entitled to a credit for this amount on the shareholder’s income tax return. In addition, the shareholder’s basis in the shareholder’s shares of beneficial interest is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains. As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us. So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders in the manner described below.

If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income. Such distributions, to the extent made out of our current or accumulated earnings and profits, will be taxable to the shareholders as dividends, but will be eligible for the dividends received deduction for corporations.

In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner as to qualify as a REIT. Treasury Regulations issued under the Internal Revenue Code require that the members of our board of trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own. Our board of trustees intends to adopt any amendments to our Third Restated Declaration of Trust that may be necessary in order for us to continue to operate as a REIT. Any amendments to our Third Restated Declaration of Trust that are required in order for us to remain qualified as a REIT may be made by the board of trustees without notice to, or a vote of, our shareholders.

Taxation of Our Shareholders. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to our shareholders as ordinary income. (The portion of our distributions that may constitute “qualified dividends” eligible for tax at a maximum rate of 15% is limited. To the extent a portion qualifies, we will inform our shareholders of that fact in a written notice mailed within 60 days of the close of our tax year.) Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s securities. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s shares of beneficial interest, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the shares of beneficial interest are held as a capital asset in the hands of the shareholder). So long as we are taxed as a REIT distributions will not be eligible for the dividends received deduction for corporations.

We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, qualified dividends, net capital gain or return of capital. We will also inform shareholders of the portions of any capital gains distributions that are 15%-rate capital gain distributions, 25%-rate capital gain distributions (unrecaptured section 1250 gain distributions), and, if any, 28%-rate gain distributions (certain gains on collectibles and the excludable gain on the sale of qualified small business stock held for more than five years). Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year. The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations. A shareholder then must include the shareholder’s proportionate share of these undistributed capital gains in income as long-term capital gain. The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns. In addition, the tax on the shareholder’s shares of beneficial interest is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

In general, any gain or loss upon a sale or exchange of our securities by a shareholder who has held such securities as a capital asset will be long-term or short-term, depending on whether the securities were held for more than one year; provided, however, that any loss on the sale or exchange of our securities that have been held for six months or less by a shareholder that is an individual, an estate, or a trust will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain or are qualified dividends taxable at a maximum rate of 15%.

State and Local Income Taxation. Since we qualify as a REIT for purposes of the Federal income tax laws, we generally are not subject to state income tax on that portion of our taxable income that is distributed to our shareholders. Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder. Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

Taxation of Pension and Profit Sharing (including 401(k)) Trusts, IRAs and other Tax-Exempt Entities. Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. As a consequence, the dividend income received from us by a tax-exempt entity, including a qualified pension or profit sharing (including a 401(k)) trust or an IRA, should not be UBTI to the tax-exempt entity provided that: (a) the tax-exempt entity has not held its securities as “debt-financed property” within the meaning of the Internal Revenue Code, and (b) the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. If we are considered a “pension-held REIT,” an additional requirement must be satisfied in order for dividend income received by a tax-exempt entity that is a qualified pension or profit sharing (including 401(k)) trust, or a qualified trust, not to be UBTI. This requirement is that a qualified trust may not hold more than 10% by value of the interests in us. In general, a REIT is considered a “pension-held REIT” if it takes advantage of a special rule in the Internal Revenue Code permitting it to satisfy the “five or fewer individual ownership requirement” mentioned above in subparagraph (iii) of the subsection entitled “—Considerations Regarding IRET and its Shareholders” by treating beneficiaries of a qualified trust as owners, and the REIT is considered to be “predominantly held” by qualified trusts. A REIT is considered to be

“predominantly held” by qualified trusts if: (a) at least one qualified trust holds more than 25% by value of the interests in the REIT; or (b) one or more qualified trusts, each of which own more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

With respect to tax-exempt entities that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.

Reporting to the IRS and Backup Withholding. We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 28%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he or she is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify its non-foreign status to us.

Tax Treatment of IRET Properties and Its Limited Partners

The following discussion summarizes certain federal income tax considerations applicable to IRET’s investment in IRET Properties. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

We will include in our income our share of IRET Properties’ income and deduct our share of IRET Properties’ losses only if IRET Properties is classified for federal income tax purposes as a partnership, rather than as a corporation, an association taxable as a corporation or a “publicly traded partnership” within the meaning of the federal income tax laws.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that IRET Properties will be classified as a partnership for federal income tax purposes. Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Internal Revenue Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership. Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the status of IRET Properties as a partnership for federal income tax purposes. If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. In addition, any change in the IRET Properties’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties’ taxable income.

Income Taxation of IRET Properties and its Partners

Partners, Not IRET Properties, Subject to Tax. A partnership is not a taxable entity for Federal income tax purposes. As such, we will be required to take into account our allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, our taxable year, without regard to whether we have received, or will receive, any distributions.

Partnership Allocation of Income, Losses and Capital Gain. Although a partnership agreement generally will determine how allocations of income and losses are made among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. IRET Properties’ allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to Contributed Property. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Internal Revenue Code, and outlining several reasonable allocation methods. IRET Properties plans to elect to use the traditional method for allocating under section 704(c) items with respect to the properties it acquires in exchange for limited partnership units.

Under the limited partnership agreement of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests. In addition, gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for limited partnership units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property. Depending on the allocation method elected under section 704(c), it is possible that: (i) we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) we may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which may adversely affect our ability to comply with the REIT distribution requirements. This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

The allocation rules also may affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

Tax Basis in IRET Properties. In general, our adjusted tax basis of our partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that we contribute to IRET Properties (including the value of our shares issued in exchange for converted IRET Properties interests acquired by us upon a redemption), (ii) increased by our share of income and indebtedness, and (iii) reduced, but not below zero, by our share of the loss and the amount of cash and the basis of any other property distributed to us.

If the allocation of our share of loss would reduce the adjusted tax basis of our partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that cash distributions, or any decrease in our share of the indebtedness, would reduce our adjusted tax basis below zero, the excess distributions (after our adjusted tax basis has been reduced to zero) will constitute taxable income to us. Such income normally will be characterized as capital gain, and, if our partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

Sale of Real Estate. Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

Any gain recognized on the disposition of a particular property contributed by a partner in exchange for limited partnership will be allocated first to such contributing partner under Section 704(c) of the Internal Revenue Code to the extent of such contributing partner’s built-in gain. Any remaining gain will be allocated among the partners in accordance with their ownership percentage interests in IRET Properties.

LEGAL MATTERS

The validity of the common shares offered by this prospectus, the Federal and state tax aspects of the organization and operation of us and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

The consolidated financial statements of Investors Real Estate Trust incorporated herein by reference from the Company’s Current Report on Form 8-K filed on March 16, 2007, and the related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Section. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this prospectus.

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933 with respect to our common shares of beneficial interest. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our securities, you should refer to the Registration Statement and such exhibits and schedules, which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Securities and Exchange Commission, and at the Securities and Exchange Commission’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated by reference in this prospectus:

•    Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006;

•    Our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2006, October 31, 2006 and January 31, 2007;

•    Our Current Reports on Form 8-K, filed  with the Securities and Exchange Commission on May 17, 2006;

•    Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 30, 2006;

•    Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 18, 2006;

•    Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 19, 2006;

•    Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 20, 2006;

•    Our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 6, 2006;

•    Our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 13, 2006;

•    Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 16, 2007; and

•    The description of our common shares contained in our Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

We also incorporate by reference into this prospectus all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of our securities offered by this prospectus, except for those deemed to be furnished, not filed.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

We will provide copies of all documents that are incorporated by reference into this prospectus and any applicable prospectus supplement (not including the exhibits other than exhibits that are specifically incorporated by reference) without charge to each person who so requests in writing or by calling us at the following address and telephone number:

Investors Real Estate Trust
12 South Main Street
Minot, ND 58701
Attn: Shareholder Relations
Telephone: (701) 837-4738
Facsimile: (701) 838-7785

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•    the economic health of the markets in which we own and operate multi-family and commercial properties, in particular the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•    the economic health of our commercial tenants;

•    market rental conditions, including occupancy levels and rental rates, for multi-family residential and commercial properties.

•    our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•    the level and volatility of prevailing market interest rates and the pricing of our securities;

•    financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all; and

•    compliance with applicable laws, including those concerning the environment and access by persons with disabilities.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

496,501

INVESTORS REAL ESTATE TRUST

Common Shares of Beneficial Interest

________________

PROSPECTUS

________________

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses incurred by the Company in connection with the issuance and registration of the common shares being registered pursuant to this Registration Statement on Form S-3.  All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Fee............................................................................................................	$155.63
NASDAQ Listing Fee..............................................................................................................................................	$7,500*
Legal Fees and Expenses.........................................................................................................................................	$1,500*
Accounting Fees and Expenses.............................................................................................................................	$3,000*
TOTAL..................................................................................................................................................................	$12,155.63

* Estimate

Item 15.  Indemnification of Directors and Officers

Limitation of Liability and Indemnification.  Our Third Restated Declaration of Trust provides that we will indemnify members of our board of trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our board of trustees or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorneys’ fees), as such expenses are incurred, of each member of our board of trustees in connection with any such proceedings.

Our Third Restated Declaration of Trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of our board of trustees, and all of our officers, employees and agents, our Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our board of trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our board of trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability.  Without limiting our power to procure or maintain any kind of insurance or other arrangement, our Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement.  Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our board of trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by us.  In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our board of trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof.  We currently maintain insurance covering members of the board and officers against liability as a result of their actions or inactions on our behalf.

With the exception of indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, bylaw, contract or other arrangement under which a member of our board of trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our board of trustees or as an employee.

Item 16.  Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust.(1)
3.2

Articles Supplementary to the Articles of Amendment and Third Restated Declaration of Trust of IRET classifying and designating IRET’s 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest.(2)

3.3	Second Restated Trustees’ Regulations (Bylaws).(3)
3.4	Agreement of Limited Partnership of IRET Properties, dated January 31, 1997.(4)
5	Opinion of Pringle & Herigstad, P.C.*
8	Opinion of Pringle & Herigstad, P.C.*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Pringle & Herigstad, P.C.*
24	Power of Attorney (included on signature page)

__________

*      Filed herewith.

(1)     Incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.

(2)     Incorporated herein by reference to Exhibit 3.2 of the Company’s Form 8-A, filed with the filed with the Securities and Exchange Commission on April 22, 2004.

(3)       Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed with the SEC on December 15, 2003.

(4)       Incorporated herein by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the Securities and Exchange Commission on February 18, 1997.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i)(ii)and (iii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 21st day of February, 2007.

INVESTORS REAL ESTATE TRUST

By:	/s/ Thomas A. Wentz, Sr.
Thomas A. Wentz, Sr.
Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Wentz, Sr. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 II-4

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date
/S/ Jeffrey L. Miller Jeffrey L. Miller	Trustee and Chairman	February 21, 2007

/S/ Charles W. Morgan Charles W. Morgan	Trustee	February 21, 2007

/S/ Patrick G. Jones Patrick G. Jones	Trustee	February 21, 2007

/S/ Stephen L. Stenehjem Stephen L. Stenehjem	Trustee	February 21, 2007

/S/ John D. Stewart John D. Stewart	Trustee	February 21, 2007

/S/ Edward T. Schafer Edward T. Schafer	Trustee	February 21, 2007

/S/ W. David Scott W. David Scott	Trustee	February 21, 2007

/S/ Thomas A. Wentz, Jr. Thomas A. Wentz, Jr.	Trustee, Senior Vice President— Asset Management and Finance	February 21, 2007

/S/ Timothy P. Mihalick Timothy P. Mihalick	Trustee, Senior Vice President and Chief Operating Officer	February 21, 2007

/S/ Thomas A. Wentz, Sr. Thomas A. Wentz, Sr.	President and Chief Executive Officer (Principal Executive Officer)	February 21, 2007

/S/ Diane K. Bryantt Diane K. Bryantt	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 21, 2007

INVESTORS REAL ESTATE TRUST
Form S-3 Registration Statement

INDEX TO EXHIBITS

Exhibit Number	Description
5	Opinion of Pringle & Herigstad, P.C.
8	Opinion of Pringle & Herigstad, P.C.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pringle & Herigstad, P.C.